October 27, 2005
Mr. O. Edwin French
President
French Healthcare Consulting, Inc.
P.O. Box 535, 6011 Riverside Drive
Secretary, MD 21664
     Re: Consulting Services Agreement
Gentlemen:
     This letter agreement (this “Agreement”) confirms that MedCath Corporation (“MedCath”) has retained French Healthcare Consulting, Inc. (“FHC”) to provide consulting services and that FHC has agreed to provide such services, all in accordance with the following terms.
     1. Consulting Services. During the Term of this Agreement (as defined in paragraph 3 below), FHC agrees to provide to MedCath hospital management consulting services to assist MedCath in managing its affiliated hospitals. FHC shall diligently consult and communicate with MedCath regarding the services performed. FHC represents that it has substantial experience in providing such services to other clients of FHC.
     2. Fees. As compensation for the consulting services to be provided during the Term, MedCath agrees to pay FHC $40,000 per month in monthly installments within 30 days of receipt of invoices from FHC.
     3. Term. Unless terminated earlier as provided herein, this Agreement will have a “Term” commencing as of October 25, 2005 and continuing to and including December 31, 2005. This Agreement may be renewed thereafter for additional thirty (30) day periods upon our mutual written agreement. Partial months shall be prorated by the actual number of calendar days served by this Agreement divided by the number of calendar days during the month with such percentage then applied to the fee in 2 above. Notwithstanding the foregoing, this Agreement may be terminated by MedCath immediately FHC or its employees who perform the services hereunder:
     (a) Fails or refuses to comply with the policies, standards and regulations of MedCath or the Federal and State laws and regulations applicable to services provided under this Agreement;
     (b) Conducts himself in an unprofessional, unethical or fraudulent manner;
     (c) Commits a felony;

French Healthcare Consulting, Inc.
October 27, 2005

     (d) Commits any offense involving moral turpitude, including fraud, theft or embezzlement; or
     (e) Commits any breach of the terms of this Agreement that is not cured upon notice to you.
     4. Confidentiality, Non-Solicitation, and Non-Disclosure Agreements.
     (a) Confidentiality. During the Term of this Agreement, MedCath will furnish FHC with and provide FHC employees access to proprietary and confidential information relating to MedCath’s business and financial affairs (including the business and financial affairs of all affiliates and operations of MedCath) including, without limitation, financial statements and data; summaries and projections; customer information; vendor information; pricing; technology; employment practices; marketing strategies and reports; planning and operational materials; plans and specifications; contracts and agreements; manuals and data; information subject to the attorney-client privilege and attorney work product doctrine or other privilege recognized at law; possible trade secrets; and other information (“Confidential Information”) to assist FHC in providing consulting services to MedCath under the terms of this Agreement. The term “Confidential Information” also includes, without limitation, business plans of MedCath; the terms of all documents and agreements; the legal structure of all MedCath entities or of any acquisition, management, or joint venture transaction to which any MedCath entity is a party; all financial statements; all plans and designs for hospitals; reimbursement procedures; credentialing information; utilization information; the types of procedures, the number of procedures, and the charges for procedures performed at any hospital owned by MedCath; relationships with vendors; the identity of all investors in MedCath or in any joint venture developing or managing a hospital and the amounts invested; and the terms of all agreements to which MedCath is a party.
     As a condition to and in consideration of MedCath’s furnishing Confidential Information to FHC, FHC agrees that (i) Confidential Information will not be used other than in connection with providing services under the terms of this Agreement and that Confidential Information will not be disclosed by FHC or any of its employees to any person (except as permitted by this Agreement) and will be kept confidential by FHC, (ii) FHC will make all necessary and appropriate efforts to safeguard Confidential Information from disclosure to anyone other than as permitted hereby and (iii) FHC will immediately report to MedCath any use or disclosure of Confidential Information not permitted by this Agreement.
     The term “Confidential Information” does not include any Confidential Information disclosed which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure in violation of this Agreement); (ii) was available to FHC on a nonconfidential basis from a source other than any MedCath entity, provided that such source is not and was not bound by a confidentiality agreement with any MedCath entity; or (iii) has been independently acquired or developed by FHC without violating any of its obligations under this Agreement.

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October 27, 2005

     In the event that FHC becomes legally compelled (by deposition, interrogatory, request for documents, order, subpoena, civil investigative demand, or similar process issued by a court of competent jurisdiction or by a governmental body) to disclose any of the Confidential Information, FHC will give prompt prior written notice of the requirement to MedCath so that MedCath has a reasonable opportunity to seek a protective order or other appropriate remedy or waive in writing compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, and regardless of whether or not compliance with the provisions hereof is waived, then it is agreed that only that portion of the Confidential Information which subjects FHC to legal compulsion shall be disclosed and reasonable efforts shall be made to obtain assurance that confidential treatment will be accorded such information.
     By FHC’s execution of this Agreement, FHC agrees that upon request by MedCath and upon the termination or expiration of this Agreement FHC will immediately return to MedCath all Confidential Information and other MedCath property including, without limitation, all originals, copies, computer data, or other records or information in any form whatsoever, and will not retain summaries or copies thereof in any form whatsoever (whether prepared by MedCath or FHC) and FHC shall provide a written certification thereof to MedCath. It is understood and agreed that Confidential Information and any work product created by FHC derived or based on the Confidential Information will remain at all times the property of MedCath.
     (b) Non-Solicitation. FHC further agrees not to hire or solicit, directly or indirectly, the employment of or hire any employee of MedCath until the expiration of a period of one year after the termination of this Agreement.
     (c) Enforcement. FHC agrees that the foregoing restrictions are fair and reasonable. If there is a breach or threatened breach of the provisions of this paragraph 4, in addition to other remedies at law or equity, MedCath will be entitled to injunctive relief. FHC’s obligations under this paragraph 4 will survive the termination or expiration of this Agreement.
     5. Assignment. Neither this Agreement nor any interest therein may be assigned by FHC without the prior written consent of MedCath. Subject to the previous sentence, this Agreement will be binding upon and inure to the benefit of the successors, heirs, and assigned of the parties hereto.
     6. Reimbursement for Expenses. MedCath will reimburse FHC for its reasonable travel and lodging expenses which are first approved in writing by MedCath. To the greatest extent possible, all travel, rental car, and lodging arrangements will be made by or through MedCath to obtain any corporate rate available to MedCath. FHC must submit documentation reasonably acceptable to MedCath of such expenses to receive reimbursement.
     7. Independent Contractor. FHC is an independent contractor of MedCath and not an employee, officer, partner, joint venturer, or agent of MedCath and neither FHC nor any employee of FHC will be considered an employee of MedCath within the meaning or the application of any federal, state or local laws or regulations. Neither FHC nor any employee of

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FHC will have any claim under this Agreement or otherwise against MedCath for vacation pay, paid sick leave, retirement benefits, social security, worker’s compensation, health insurance, disability or unemployment insurance benefits, or other employee benefits of any kind. FHC understands and agrees that (i) neither FHC nor any employee of FHC will be treated as an employee of MedCath for federal or state tax purposes; (ii) MedCath will not withhold from the compensation payable to FHC hereunder any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to employees of MedCath; and (iii) all of such payments, withholdings, and benefits, if any, are FHC’s sole responsibility.
     8. Notices. Any notice required or permitted to be given under this Agreement will be sufficient if in writing and sent by registered mail, telecopy, overnight courier, or hand delivery to office of FHC or to MedCath at the following addresses:

MedCath:	MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attention: John T. Casey, Chairman and Chief Executive Officer

FHC:	French Healthcare Consulting, Inc.
O. Edwin French, President
P.O. Box 535, 6011 Riverside Drive
Secretary, MD 21664
     9. Entire Agreement. This Agreement contains the entire agreement of the parties hereto. It may not be amended other than by written instrument signed by the party against whom enforcement is sought.
     10. Applicable Law. This Agreement shall be construed in accordance with the laws of North Carolina.
     11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Such executions may be transmitted to the parties by facsimile, and such facsimile execution shall have the full force and effect of an original signature.

French Healthcare Consulting, Inc.
October 27, 2005

     Please execute both copies of this Agreement below to confirm our agreement as set forth herein and return one fully executed copy to me.

Very truly yours,

MedCath Corporation

By:	/s/ JOHN T. CASEY

John T. Casey, Chairman and Chief
Executive Officer
Agreed and Accepted:
French Healthcare Consulting, Inc.
By: /s/ O. Edwin French
       O. Edwin French, President